EXHIBIT 99.1

Duff & Phelps Expands European Presence With Acquisition of MCR

Addition of UK-Based Restructuring and Turnaround Firm Expands Duff & Phelps' European Presence and Strengthens Global Restructuring Advisory Practice

NEW YORK–October 31, 2011–Duff & Phelps Corporation (NYSE: DUF), a leading independent financial advisory and investment banking services firm, today announced that it has acquired MCR. Comprised of approximately 150 employees, MCR is a UK-based corporate restructuring and turnaround firm focused on insolvency administration and independent business reviews. For the 12-month period that ended June 30, 2011, MCR earned approximately 21mm GBP in revenue, excluding reimbursable expenses. The acquisition significantly expands Duff & Phelps' presence in Europe and enhances the firm's Global Restructuring Advisory practice. Terms of the transaction were not disclosed.

"For more than ten years, MCR has maximized recovery for stakeholders in insolvent businesses by generating innovative solutions to business problems," said Noah Gottdiener, chief executive officer at Duff & Phelps. "Our new colleagues bring enormous credibility, strong relationships and impressive scale to a key part of the European market where Duff & Phelps has long been pursuing strategic expansion. Further, the MCR team will work collaboratively with Duff & Phelps' existing team in Europe to deliver a more robust offering of technical expertise and sound advice to clients."

Since 2001, MCR has worked with clients to restructure businesses and find turnaround solutions, often in the most complex situations. The MCR team - which operates out of offices in London, Manchester and Birmingham in the UK - also provides a broad range of business consulting and debt advisory services, with particular emphases on insolvency administration and independent business reviews. Industries served include property, manufacturing, printing, recruitment, financial services, hotels, leisure, ecommerce, automotive, telecommunications, music, entertainment and construction.

"All of us at MCR are excited about the prospect of building the business with Duff & Phelps, as this allows us to offer a more dynamic and broader range of services to our clients,” said Andrew Stoneman, managing partner at MCR. “It's an exciting time to take advantage of the synergies between our two like-minded organizations, as restructuring advisory services are needed across the United States and Europe. Acting together, we are also well-positioned to assist with cross-border situations and to help clients navigate business environments that span multiple industries, geographies and regulatory systems."

About Duff & Phelps
As a leading global provider of financial advisory and investment banking services, Duff & Phelps balances analytical skills, deep market insight and independence to help clients make sound decisions. The firm provides expertise in the areas of valuation, transactions, financial restructuring, alternative assets, disputes and taxation, with more than 1,000 employees serving clients from offices in North America, Europe and Asia. Investment banking services in the United States are provided by Duff & Phelps Securities, LLC. Member FINRA/SIPC. Investment banking services in the United Kingdom and Germany are provided by Duff & Phelps Securities Ltd. Duff & Phelps Securities Ltd. is authorized and regulated by the Financial Services Authority. Investment banking services in France are provided by Duff & Phelps SAS. For more information, visit www.duffandphelps.com. (NYSE: DUF)

About MCR
MCR was formed in April 2001 to offer turnaround, restructuring and insolvency services of outstanding quality to banks, lenders, business owners and individuals in the mid-market sector. It aims to provide the most practicable ways to resolve issues affecting business performance. The firm has 19 partners and directors who practice an ethos of high-level involvement to ensure that each assignment capitalises upon the expertise and knowledge of the whole team. MCR regularly handles significant projects across a range of sectors and has been involved in a number of high-profile cases. MCR is increasingly being asked to restructure businesses and find turnaround solutions to help companies avoid formal insolvency. Sectors include property, retail, financial services, manufacturing, printing, recruitment, hotels, leisure, automotive, telecommunications, music, entertainment and construction.

Contacts

Duff & Phelps Corporation

Investor Relations:
Marty Dauer, + 1-212-871-7700
investor.relations@duffandphelps.com

or

Media Relations:
Alex Wolfe, +1-212-871-9087
alex.wolfe@duffandphelps.com